EXHIBIT 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact: Peter Walsh FactSet Research Systems Inc. 203.810.1000

FOR IMMEDIATE RELEASE

FactSet Research Systems Announces Third Quarter Results

•	Revenues grew 5% to $154 million
•	ASV declined $8 million to $615 million
•	Operating margins rose to 34.5%
•	EPS was $0.79, including income tax benefits of $0.06 per share
•	EPS grew 22% including 10% related to income tax benefits
•	Free cash flow was $64 million, up 39%
•	Q4 EPS guidance is $0.73 to $0.75, a 10% increase at the midpoint of the guidance

Norwalk, Connecticut – June 16, 2009 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the third quarter of fiscal 2009.

For the quarter ended May 31, 2009, revenues increased to $154.4 million, up 5% compared to the prior year. Operating income for the third quarter rose to $53.3 million, an increase of 11% from $47.9 million in the same period of fiscal 2008. Operating margins advanced to 34.5%. Net income rose to $38.5 million as compared to $32.5 million a year ago. Diluted earnings per share increased to $0.79 from $0.65 in the same period of fiscal 2008. Included in this quarter’s EPS was an income tax benefit of $0.06 per share related to finalizing prior years’ tax returns and repatriating foreign earnings to the U.S.

Consolidated Statements of Income

(Condensed and Unaudited)	Three Months Ended May 31,			Nine Months Ended May 31,
(In thousands, except per share data)	2009	2008	Change	2009	2008	Change
Revenues	$154,387	$147,399	4.7%	$466,561	$421,812	10.6%
Operating income	53,306	47,919	11.2%	156,671	133,656	17.2%
Other income	181	852	(78.8)%	996	4,325	(77.0)%
Provision for income taxes	14,951	16,229	(7.9)%	48,992	46,548	5.3%
Net income	$38,536	$32,542	18.4%	$108,675	$91,433	18.9%
Earnings per share	$0.79	$0.65	21.5%	$2.23	$1.82	22.5%
Weighted average common shares	48,836	49,821		48,773	50,218

Philip A. Hadley, Chairman and CEO said, “Against the backdrop of a difficult selling environment, FactSet again delivered double-digit EPS growth while continuing to invest for the future. I’m pleased that our fiscal 2009 plan forecasts headcount growth of more than 20%, which we believe will position the Company to be even stronger coming out of this global recession.”

Annual Subscription Value (“ASV”)

ASV decreased $8 million during the third quarter and included a $1 million benefit from foreign exchange. An already difficult selling environment was amplified by weakening equity markets in 2009 through mid-March. Users declined 1,600 to 37,100 and were driven by adjustments from sell-side firms. ASV was $615 million at May 31, 2009. Of this total, 81% of ASV is from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

FactSet Fundamentals

Revenues from FactSet Fundamentals were $1.3 million. The quarterly operating loss from FactSet Fundamentals decreased 38% to $1.6 million from $2.6 million last quarter. The investment in FactSet Fundamentals diluted EPS by $0.02. The build-out of FactSet’s content collection operation continues ahead of schedule.

Free Cash Flow and Cash Balance

Free cash flow for the third quarter of fiscal 2009 was $64 million, a 39% increase compared to the same period of 2008. Free cash flow generated over the last 12 months was $161 million. Cash, cash equivalents and investments in marketable securities were $191 million at May 31, 2009, up 44% during the quarter compared to $132 million at February 28, 2009.

Income Taxes

Included in this quarter’s diluted EPS were income tax benefits of $3.0 million or $0.06 per share. The effective tax rate for the quarter was 28.0%. The components of the effective tax rate are 33.6% for the full fiscal 2009 year partially offset by income tax benefits of 5.6% related to finalizing prior years’ tax returns and repatriating foreign earnings to the U.S.

Operational Highlights

•	ASV from FactSet’s U.S. operations was $419 million, and $196 million related to international operations.
•	U.S. revenues were $105 million, up 3% from the year ago quarter.
•	Non-U.S. revenues increased 8% to $49 million.
•	Client count was 2,033 at May 31, 2009, a net aggregate decrease of 34 clients during the quarter.
•	Annual client retention rate was greater than 95% of ASV and 88% of clients.
•	PA 2.0 was deployed by 647 clients representing 5,600 users. PA users decreased by 180 during the quarter, while the number of PA clients decreased by five.
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Employee count at May 31, 2009 was 2,550, up 400 employees during the quarter. The increase in headcount was driven by expansion of FactSet’s proprietary content operation including the FactSet Fundamentals collection team.

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Capital expenditures were $1.2 million, net of landlord contributions for construction of $1.9 million. Approximately 70% of capital expenditures were for computer equipment and the remainder covered office space expansion.

•	The quarterly dividend increased 11% from $0.18 to $0.20 per share.
•	Common shares outstanding at May 31, 2009 were 47.1 million. The Company repurchased 200,000 shares during the quarter and $134 million remains authorized for future repurchases.
•	FactSet Europe was named one of UK’s 50 best places to work.
•	Wall Street Journal partnered with FactSet to calculate its annual ranking of the best equity analysts.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of June 16, 2009. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2009 Expectations

•	Revenues are expected to range between $152 million and $157 million.
•	EPS should range between $0.73 and $0.75. This includes $0.02 dilution from FactSet Fundamentals.

Full Year Fiscal 2009

•	The 2009 guidance for capital expenditures, net of landlord contributions, is between $22 million and $26 million.

Conference Call

The Company will host a conference call today, June 16, 2009 at 11:00 a.m. (EDT) to review the third quarter fiscal 2009 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current prolonged recession and status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under the TSA; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flows

The presentation of free cash flows is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flows that include the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed third quarter was $67 million of net cash provided by operations and $3 million of capital expenditures. Free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income – Unaudited

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2009	2008	2009	2008
Revenues	$154,387	$147,399	$466,561	$421,812
Operating expenses
Cost of services	50,847	48,134	156,717	140,555
Selling, general and administrative	50,234	51,346	153,173	147,601

Total operating expenses	101,081	99,480	309,890	288,156
Operating income	53,306	47,919	156,671	133,656
Other income	181	852	996	4,325

Income before income taxes	53,487	48,771	157,667	137,981
Provision for income taxes	14,951	16,229	48,992	46,548

Net income	$38,536	$32,542	$108,675	$91,433

Basic earnings per common share	$0.82	$0.68	$2.30	$1.90
Diluted earnings per common share	$0.79	$0.65	$2.23	$1.82
Weighted average common shares (Basic)	47,120	47,934	47,177	48,127
Weighted average common shares (Diluted)	48,836	49,821	48,773	50,218

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition – Unaudited

(In thousands)	May 31, 2009	August 31, 2008
ASSETS
Cash and cash equivalents	$191,111	$117,986
Investments	—	25,032
Accounts receivable, net of reserves	70,579	74,859
Prepaid FactSet Fundamentals database updates—current	2,886	6,377
Prepaid taxes	2,796	1,090
Deferred taxes	4,394	3,271
Other current assets	6,561	5,908

Total current assets	278,327	234,523
Property, equipment, and leasehold improvements, net	89,820	91,113
Goodwill	180,301	187,780
Intangible assets, net	48,003	58,333
Prepaid FactSet Fundamentals database updates – non-current	—	2,000
Deferred taxes	12,625	10,279
Other assets	4,534	3,246

Total assets	$613,610	$587,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$21,321	$22,366
Accrued compensation	31,005	38,095
Deferred fees	23,616	23,531
Dividends payable	9,430	8,634

Total current liabilities	85,372	92,626
Deferred taxes	4,004	5,122
Taxes payable	5,972	3,905
Deferred rent and other non-current liabilities	22,715	20,150

Total liabilities	$118,063	$121,803
Stockholders’ Equity
Common stock	$579	$571
Additional paid-in capital	239,275	206,585
Treasury stock, at cost	(381,786)	(311,248)
Retained earnings	649,699	567,381
Accumulated other comprehensive (loss) income	(12,220)	2,182

Total stockholders’ equity	495,547	465,471

Total liabilities and stockholders’ equity	$613,610	$587,274

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows – Unaudited

(In thousands)	Nine Months Ended May 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$108,675	$91,433
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,567	22,498
Stock-based compensation expense	10,657	10,630
Deferred income taxes	(4,506)	(3,043)
Gain on sale of assets	(112)	(65)
Tax benefits from share-based payment arrangements	(3,350)	(8,040)
Changes in assets and liabilities, net of effects of business acquired
Accounts receivable, net of reserves	4,280	(9,314)
Accounts payable and accrued expenses	(671)	3,266
Accrued compensation	(6,482)	(4,894)
Deferred fees	85	(2,674)
Taxes payable, net of prepaid taxes	4,591	3,043
Landlord contributions	2,636	674
Other working capital accounts, net	1,059	(98)

Net cash provided by operating activities	142,429	103,416

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(13,891)
Proceeds from sales of investments	25,260	31,353
Purchases of investments	—	(38,781)
Purchases of property, equipment and leasehold improvements	(18,963)	(25,841)

Net cash provided by (used in) investing activities	6,297	(47,160)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(25,404)	(17,251)
Repurchase of common stock	(70,227)	(65,737)
Proceeds from employee stock plans	18,273	16,431
Tax benefits from share-based payment arrangements	3,350	8,040

Net cash used in financing activities	(74,008)	(58,517)
Effect of exchange rate changes on cash and cash equivalents	(1,593)	256

Net increase (decrease) in cash and cash equivalents	73,125	(2,005)
Cash and cash equivalents at beginning of period	117,986	168,834

Cash and cash equivalents at end of period	$191,111	$166,829